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                      September 30, 2020

       Joseph Adams, Jr.
       Chairman and Chief Executive Officer
       Fortress Transportation & Infrastructure Investors LLC
       1345 Avenue of the Americas, 45th Floor
       New York, NY 10105

                                                        Re: Fortress
Transportation & Infrastructure Investors LLC
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            File No. 001-37386

       Dear Mr. Adams:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services